FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	Newton	William	C.		GMX Resources Inc. (GMXR)				Director	X 10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4.	Statement for Month/Day/Year		Officer (give title below)	Other (specify below)
	660 East Broadway						February 2003

(Street)						5.	If Amendment, Date of Original (Month/Day/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person X Form filed by More than One
	Jackson Hole,	WY	83001						Reporting Person

	(City)	(State)	(Zip)
Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)
							Code	V		Amount	(A) or (D)	Price

	Common Stock													800,000		I		(1)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

	Class A Warrant		12.00													2/12/06

	Class B Warrant		10.00						E							2/12/03

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	Class A Warrant	100,000				100,000		I		(2)

	Class B Warrant	130,000				0*

Explanation of Responses:

See endnotes, page 3 of 4
* Warrants expired on February 12, 2003.

/s/ WILLIAM C. NEWTON	2/14/03
**Signature of Reporting Person	Date
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

FORM 4

Designated Filer:	William C. Newton
Issuer & Ticker Symbol:	GMX Resources, Inc. (GMXR)
Period Covered by Form:	February, 2003

ENDNOTES

(1)
25,000 shares held by trust and 775,000 shares held by general partnership.

        The Reporting Person disclaims beneficial ownership of GMX Resources, Inc. common stock held by trust and general partnership except to the extent of his pecuniary interest therein.

(2)
100,000 Class A Warrants held by general partnership, as to which the Reporting Person is the Managing Partner. 130,000 Class B Warrants expired on February 12, 2003.

        The Reporting Person disclaims ownership of the Class A Warrants held by general partnership except to the extent of his pecuniary interest therein.

Designated Filer:	William C. Newton
Issuer & Ticker Symbol:	GMX Resources, Inc. (GMXR)
Period Covered by Form:	February, 2003

Joint Filers:
Name:	Gloria A. Newton
Address:	660 East Broadway Jackson Hole, WY 83001
Signature:	/s/ GLORIA A. NEWTON
Name:	Newton Investment Partners
Address:	660 East Broadway Jackson Hole, WY 83001
Signature:	Newton Investment Partners, a Wyoming general partnership
	By:	/s/ WILLIAM C. NEWTON William C. Newton
	Its:	Managing Partner